Exhibit 99.1

Altria Completes Acquisition of UST

RICHMOND, Va. — (BUSINESS WIRE) — January 6, 2009 — Altria Group, Inc. (Altria) (NYSE: MO) today announced that it has completed the acquisition of UST Inc. (UST). The transaction is valued at approximately $11.7 billion, which includes the assumption of approximately $1.3 billion of debt.

As a result of the closing of the transaction, shareholders of UST common stock are entitled to receive $69.50 per share in cash for each share of common stock held as of today, January 6, 2009. Additionally, UST common stock no longer trades on the New York Stock Exchange.

Registered UST shareholders will receive information from Computershare, the paying agent, regarding the cash payment for their shares of UST common stock. For additional information, registered shareholders should contact Computershare by phone at 1-866-963-6134. Registered shareholders outside the U.S. and Canada should call 1-781-575-2754.

UST shareholders who held shares of common stock through a broker or bank will receive information directly from their broker or bank regarding the cash payment for their shares of UST common stock. For additional information, these shareholders should contact their broker or bank directly.

Additional information regarding the transaction is also available at www.altria.com.

Altria Group, Inc. Profile

Altria owns 100% of each of Philip Morris USA Inc., U.S. Smokeless Tobacco Co., John Middleton Co., Philip Morris Capital Corporation and Ste. Michelle Wine Estates Ltd. In addition, as of January 6, 2009, Altria held a 28.5% economic and voting interest in SABMiller plc.

The brand portfolio of Altria’s tobacco operating companies includes such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at www.altria.com.

Contacts:

Clifford B. Fleet

Altria Client Services, Investor Relations

804-484-8222

Daniel R. Murphy

Altria Client Services, Investor Relations

804-484-8222

Brendan J. McCormick

Altria Client Services, Media Affairs

804-484-8897

Source: Altria Group, Inc.